EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated July 29, 2010 (the “Effective Date”), is made by and between KBS SOR VILLAGE OVERLOOK, LLC, a Delaware limited liability company, having an address of 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 (“Purchaser”) and 7444 & 7445 HANOVER PARKWAY HOLDINGS, LLC, a Maryland limited liability company, having an address at c/o CWCapital Asset Management LLC, 701 Thirteenth Street, N.W., Suite 1000, Washington, D.C. 20005 (“Seller”).

RECITALS:

R-1. Seller desires to sell certain improved real property known generally known as Village Overlook I & II, located in Clayton County, Georgia, along with certain related property described below, and Purchaser desires to purchase such real and other property from Seller.

R-2. Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and Purchaser shall purchase the property described below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. THE PROPERTY.

1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller hereby agrees to sell, assign and convey, and Purchaser hereby agrees to purchase and acquire, all of Seller’s right, title and interest, if any, in and to the following (collectively, the “Property”):

1.1.1 That certain parcel of land located in Clayton County, Georgia, having a street address of 7444 & 7445 Hannover Parkway, and being more specifically described on Schedule 1.1.1, attached hereto (the “Land”) along with all buildings (the “Building”) together with all other improvements, parking facilities and fixtures located on the Land (the Building and any and all other improvements located on the Land are hereinafter referred to collectively as the “Improvements”) and all easements, hereditaments, appurtenances, development rights, and other benefits, if any, pertaining to or affecting the Land (collectively, the “Easements”). The Land, Building, Improvements and Easements are hereinafter collectively referred to as the “Real Property”;

1.1.2 All furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller that is affixed to and/or located at the Real Property and used in connection with the Real Property, or replacements of those items permitted pursuant to this Agreement (the “Personal Property”);

1.1.3 Any and all leases, tenancies, licenses and other rights of occupancy or use of or for any portion of the Real Property (including all amendments, renewals and extensions thereof) (collectively, the “Leases”) and contracts (to the extent such contracts are assumed by Purchaser in accordance with Section 3.7 below) in effect on the Date of Closing, any and all permits and any and all warranties, telephone exchange numbers, architectural or engineering plans and specifications and development rights and all other intangible rights and property that exist as of the Date of Closing and relate to the Real Property or the Personal Property, owned and within the possession or control of Seller (the “Intangible Property”).

1.2 Agreement to Convey. Seller agrees to sell and convey, and Purchaser agrees to purchase and accept, on the Date of Closing (defined in Section 2.4, below): (a) fee title to the Land and the Improvements by way of a Limited Warranty Deed, to be executed and delivered by Seller in respect to the Property, and which shall be subject to the Permitted Exceptions (defined in Section 3.8, below) affecting or encumbering the Real Property; and (b) the remainder of the Property, by way of the assignment and assumption agreements, a quitclaim bill of sale and other instruments of conveyance described in this Agreement.

2. PURCHASE PRICE AND PAYMENT.

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is One Million Eight Hundred Thousand and No/100 US Dollars ($1,800,000.00).

2.2 Deposit.

2.2.1 Initial Deposit. Within one (1) Business Day after the execution and delivery of this Agreement by both Seller and Purchaser (the “Deposit Date”), Purchaser shall, by federal wire transfer, deposit the sum of One Hundred Eighty Thousand and No/100 US Dollars ($180,000.00) (the “Initial Deposit”) into the escrow account of the Title Company (defined in Section 2.4, below). If Purchaser shall fail to make the Initial Deposit in accordance with the foregoing, by 5:00 p.m., Washington, D.C. time, on the Deposit Date, this Agreement shall automatically terminate and neither party shall thereafter have any further rights, obligations or liability hereunder, except as otherwise expressly set forth herein. Once posted, the Initial Deposit shall be refundable upon the demand of Purchaser, without any right by Seller to object or delay such refund, in the event this Agreement is terminated and this Agreement provides for a refund of the Initial Deposit to Purchaser.

2.2.2 Maintenance of Deposit. The Initial Deposit shall be held by the Title Company in an interest-bearing account subject to receipt of a form W-9 from the Purchaser. All interest earned on the Initial Deposit shall be added to the principal held in the escrow and shall constitute a part of the Deposit (hereinafter defined). The term “Deposit” as used herein shall mean the Initial Deposit and any additional deposits as are described herein and all interest earned thereon. Interest earned on the Deposit shall be deemed earned by Purchaser. Provided that Purchaser has not terminated this Agreement pursuant to Section 3.6, below, the Deposit shall become non-refundable, except as otherwise provided herein.

2.3 Payment. Purchaser shall pay to Seller the Purchase Price, on or before 3:00 p.m., Washington, D.C. time, on the Date of Closing, by causing the Title Company to wire the Purchase Price in immediately available funds to such bank account(s) as Seller may designate. The Deposit shall be paid by the Title Company to Seller at Closing and credited against the Purchase Price. The Purchase Price shall also be subject to further adjustments for prorations and credits required to be made in accordance with Section 7, below.

2.4 Closing. The purchase and sale of the Property shall be consummated at closing (the “Closing”) in escrow through the Title Company on July 30, 2010 (the “Date of Closing”) Closing shall occur at 1:00 p.m., Washington, D.C. time, on the Date of Closing at the offices of First American Title Insurance Company located at 1801 K Street, NW, Suite 200 K-1, Washington, D.C. 20006 (the “Title Company”), or at such other time and place as may be agreed to in writing by Seller and Purchaser.

3. INSPECTIONS AND APPROVALS.

3.1 Inspections. Purchaser shall have a period of time (the “Due Diligence Period”), commencing on the Effective Date, and expiring at 5:00 p.m., Washington, D.C. time, on the Effective Date, in which to conduct the inspections and studies described in this Section 3.

3.2 Access to the Property and Indemnification by Purchaser. During the Due Diligence Period and continuing to the Date of Closing, Seller shall permit Purchaser and Purchaser’s agents and representatives reasonable access to the Land and Improvements for the purpose of conducting such physical and environmental inspections of the Land and Improvements (collectively, the “Inspections”) as Purchaser shall deem necessary to determine the feasibility of the Land and Improvements for Purchaser’s intended use. Before Purchaser enters the Land and Improvements to perform Inspections, Purchaser shall give Seller reasonable advance written notice. A representative of Seller shall accompany Purchaser and/or Purchaser’s representative. Neither Purchaser nor Purchaser’s representatives shall interview any tenant of the Property without being accompanied by a representative of Seller. Purchaser agrees to be solely responsible for the conduct of Purchaser’s representatives on and adjacent to the Land and Improvements and shall assume and pay for all expenses incurred in connection with the Inspections. At all times during the presence of Purchaser or Purchaser’s representatives on the Land and Improvements, Purchaser agrees that Purchaser will not allow, and Purchaser’s representatives will not conduct, any physically invasive testing of, on, or under the Land or Improvements without first obtaining Seller’s written consent. Purchaser agrees to return the Land and Improvements to substantially the same condition and cleanliness existing before entry and/or occupation by Purchaser’s representatives, including, but not limited to, sealing wells or other similar subsurface investigations. Purchaser shall use reasonable efforts to minimize interference with Seller’s and any tenants’ use and occupancy of the Building. Purchaser shall keep confidential the information resulting from the Inspections. Purchaser may disclose confidential information to Purchaser’s representatives to the extent each needs to know confidential information for the sole purpose of evaluating the Land and Improvements, provided Purchaser takes all reasonable measures to assure that Purchaser’s representatives keep such information confidential. Purchaser may also disclose confidential information to the extent required by law or to satisfy REIT disclosure requirements. Purchaser shall indemnify and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, directly caused by Purchaser, which Seller may incur as a result of (a) any act or omission of Purchaser or its agents or representatives arising in connection with any tests or inspections conducted by Purchaser or its agents or representatives, or (b) the failure of Purchaser to restore the Property in accordance with this Section 3.2; provided, however, that Purchaser shall not be required to indemnify Seller if and to the extent that any such loss, injury, liability, damage or expense was caused by the negligence or misconduct of Seller, its employees or its agents. The foregoing shall survive termination of this Agreement or the Closing, as applicable. Furthermore, Purchaser shall, at its sole expense, keep and maintain a policy of comprehensive public liability insurance with a contractual liability endorsement that covers Purchaser’s indemnity obligation set forth above. This insurance policy shall name Seller, Seller’s sole Member and CWCapital Asset Management LLC (“CWCapital”) as an additional insured and afford protection in limits of not less than Three Million Dollars ($3,000,000) for bodily injury or death in any one accident, and not less that Three Million Dollars ($3,000,000) for property damage. All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the state in which the Property is located and having a national rating of A-XI or better. Within two (2) days after the Effective Date, Purchaser shall deliver to Seller certificates of such insurance coverage and, not less than thirty (30) days before the expiration of the policy, a certificate of the renewal of such coverage accompanied by evidence reasonably satisfactory to Seller of payment of premiums therefore. In addition, the insurance shall be primary, non-contributing, and contain a waiver of subrogation in favor of Seller, Seller’s sole member and CWCapital.

3.3 Inspection of Documents. Seller has made available to Purchaser or its representative, for inspection and copying, at the Building, some other location mutually convenient to the parties, or in an electronic “virtual deal room” for inspection and copying the Property information materials relating to the Land and Improvements set forth on Schedule 3.3 attached hereto (“Property Documents”), to the extent such Property Documents are within Seller’s possession or control.

3.3.1 Purchaser acknowledges, understands and agrees that the Property Documents may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of the Property Documents. Purchaser specifically releases Seller from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including without limitation attorney’s fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively “Claims”) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Property Documents. The provisions of this Section 3.3.1 shall survive Closing, or the early termination of this Agreement.

3.4 Survey.

3.4.1 As part of the Property Documents, Seller has delivered the most recent survey, if any, in its possession to the Purchaser (the “Existing Survey”). Purchaser may, at its sole cost and expense, order an update to the Existing Survey (or if there is no Existing Survey, a new survey) (the Existing Survey, as updated, or a new survey, the “Survey”). On or before the expiration of the Due Diligence Period, Purchaser shall deliver to Seller, in writing any objections to any matters shown on the Survey, which such objections shall be delivered simultaneous with any objection to the Title Commitment delivered pursuant to Section 3.5 (“Objection Letter”). Purchaser’s failure to timely object to any such matters shall be deemed to constitute Purchaser’s approval thereof. If Purchaser timely objects to any matters shown on the Survey, then Seller shall have the right, but not the obligation, to agree in writing to cure before Closing such objections, or to decline to cure such objections.

3.4.2 Seller shall have until 5:00 p.m. on the date which is ten (10) days after receipt of the Objection Letter (the “Cure Date”) to agree in writing to cure before Closing, or decline to cure, Purchaser’s objections to the Survey in a manner acceptable to Purchaser. If Seller elects not to cure, or fails to timely respond to Purchaser’s Objection Letter, Seller shall be deemed to have elected not to cure, in which event, Purchaser shall, on or before the expiration of the Diligence Period, either (i) terminate this Agreement by delivery of written notice to Seller and Title Company, whereupon Title Company shall release and return the Deposit to Purchaser, or (ii) waive in writing its objection to the Survey. Purchaser’s failure to timely deliver to Seller and Title Company a written notice of termination or waive its objection to the Survey shall be deemed to constitute Purchaser’s waiver of such objections.

3.5 Title Commitment.

3.5.1 Purchaser has received from Title Company, a Commitment for Title Insurance dated January 21, 2010 (the “Existing Title Commitment”), setting forth the status of title to the Land and all exceptions which would appear in an Owner’s Policy of Title Insurance. Purchaser may, at its sole cost and expense, order an update to the Existing Title Commitment (the “Title Commitment”) specifying the Purchaser as the named insured and showing the Purchase Price as the policy amount. Purchaser shall, on or before the end of the Due Diligence Period, deliver to Seller, in writing any objections to matters shown in the Title Commitment. Purchaser’s failure to timely object to any such matters shall be deemed to constitute Purchaser’s approval of same, and such shall then become Permitted Exceptions. If Purchaser timely objects to any item set forth in the Title Commitment, then Seller shall have the right, but not the obligation, to attempt to cure or cause to be cured before Closing such disapproved item. Seller shall have until 5:00 p.m. on the Cure Date to agree in writing to cure before Closing such disapproved item. If Seller elects not to cure, or fails to timely respond to Purchaser’s objections, Seller shall be deemed to have elected not to cure, in which event Purchaser shall, on or before the expiration of the Due Diligence Period, either (i) terminate this Agreement by delivering to Seller and Title Company a written notice of termination, whereupon Title Company shall release and return the Deposit to Purchaser, or (ii) waive in writing its objection to the disapproved items, which shall then become Permitted Exceptions. Purchaser’s failure to timely deliver to Seller and Title Company a written notice of termination or waiver of its objection to the disapproved items shall be deemed to constitute Purchaser’s waiver of its objection to said items and such items shall become Permitted Exceptions.

3.5.2 Purchaser shall have one (1) business day after receipt of any updates to the Title Commitment (including receipt of any documents referenced in such update) to object to any material matters disclosed therein which were not disclosed in the original Title Commitment, and the procedure for objecting to such matters shall be as set forth in Section 3.5.1 above.

3.6 Purchaser’s Acceptance or Rejection prior to the Expiration of the Due Diligence Period. On or before the expiration of the Due Diligence Period, if Purchaser, after conducting its Inspections, as described in this Section 3, does not desire to purchase the Property, Purchaser will give Seller written notice of its termination of this Agreement. If the Due Diligence Period expires without a notice of termination being received by Seller, then Purchaser will be deemed to have approved and accepted the Property and to have agreed to complete the transaction contemplated by this Agreement, and the Deposit will be nonrefundable, subject to the provisions hereof that expressly provide for the return of the Deposit to Purchaser. If Purchaser gives Seller a notice of termination on or before the expiration of the Due Diligence Period, then this Agreement will automatically terminate, subject to Purchaser returning all copies of all Property Documents to Seller within five (5) days of such termination, the Deposit will be delivered to Purchaser, and thereupon neither party will have any further obligation or liability to the other party hereunder, except as otherwise expressly provided herein.

3.7 Contracts. On or before the last day of the Due Diligence Period, Purchaser shall notify Seller in writing as to which of the Contracts (which are by their terms assignable), if any, Purchaser elects to assume at Closing (such Contracts being herein referred to as the “Assumed Contracts”). If the Purchaser fails to notify the Seller of Contracts Purchaser elects to assume at Closing, then any Contracts relating to the Property shall be deemed assumed by the Purchaser. As used herein, the term “Contracts” shall mean all service, maintenance, supply, management, leasing, brokerage or other contracts relating to the operation of the Property, and all other such assignable contracts or agreements in effect as of the Effective Date, all of which are listed on Schedule 3.7 attached hereto. Notwithstanding anything to the contrary in this Section 3.7 and Section 3.7.1, Purchaser hereby notifies Seller that Purchaser does not wish to assume any Contracts as of Closing.

3.7.1. Consents to Transfer. Purchaser shall be responsible for securing any consent from third parties who have the right to consent to the transfer of any Contract, Permit, Intangible Property and/or Lease and paying any fee in connection therewith. The consents shall provide that if the transaction contemplated by this Agreement is not consummated, the consent will not be effective. It is understood that a failure to obtain such consents is not a condition precedent to Purchaser’s obligation to close. Purchaser will assume all liability which arises as a result of failing to obtain any such consent and shall indemnify and hold harmless Seller from any liability, claims, actions, expenses, or damages incurred by Seller as a result of such failure, should Seller elect to waive the issuance of such consents as a precondition to Closing under Section 8.

3.8 Permitted Exceptions. Purchaser shall accept title to the Property, subject to the following exceptions (the “Permitted Exceptions”):

3.8.1 Those matters affecting or relating to the title to, or the survey of, the Property: (a) which are of record on the date of the Title Commitment or as shown on the Survey, and which were not included in Objection Letter timely delivered by Purchaser; (b) which were included in an Objection Letter, but for which (i) Seller has completed the cure thereof; or (ii) Purchaser has waived or been deemed to have waived the cure thereof or (iii)

Seller has elected to cure and will be cured by the payment of money at Closing; or (c) which Purchaser has otherwise approved in writing; and

3.8.2 The lien of non-delinquent taxes, assessments and other usual and customary charges assessed against the owners of real property in the state in which the Land is located.

3.8.3 All matters disclosed by the Property Documents and Leases and Contracts not prohibited hereunder.

3.8.4 All building and zoning laws, codes and regulations affecting the Property, including all proffers, special exceptions, conditions, site plan approvals, and other similar matters, if any, relating to the zoning of the Property.

4. SELLER’S OBLIGATIONS PRIOR TO CLOSING. Until Closing, Seller and/or Seller’s agents or representatives shall:

4.1 Insurance. Keep the Property insured, in an amount sufficient to satisfy any co-insurance requirement or stipulation, against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2 Operation. Maintain the Property in good condition and make repairs and/or replacements in the ordinary course of business in connection with any damage to the Property, and deliver the Property to Purchaser at Closing in the condition existing as of the Effective Date, normal wear and tear and damage by casualty excepted.

4.3 Notices. Provide to Purchaser, immediately upon the receipt thereof, any and all written notices relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, vendor or other party under any of the Contracts, or from any other entity or party, which notices are of a type not normally received in the ordinary course of Seller’s business, or which may have a material effect upon the Property or result in a material change in a representation or warranty made by Seller hereunder.

4.4 Compliance with Agreements. Take all actions necessary to comply with all agreements, covenants, encumbrances and obligations affecting or relating to the Property and the ownership, operation and maintenance thereof. Seller shall pay all utility bills, tax bills and other invoices and expenses relating to the Property, as and when the same become due.

4.5 New Contracts. Prior to the expiration of the Due Diligence Period, Seller may, without the prior consent of Purchaser, enter into any Contracts provided that Seller shall provide Purchaser written notice of such actions. After the expiration of the Due Diligence Period, Seller agrees that it will not take any actions set forth in the preceding sentence without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.6 Leases. Prior to the expiration of the Due Diligence Period, Seller may (a) amend or terminate any Leases; (b) consent to the assignment of any Leases or subleasing of any of the Property; or (c) enter into any new Lease of the Property or any portion thereof, provided that Seller provides Purchaser with written notice of such actions. After the expiration of the Due Diligence Period, Seller agrees that it will not take any actions set forth in (a) through (c) above without Purchaser’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed.

5. REPRESENTATIONS AND WARRANTIES.

5.1 By Seller. Seller represents and warrants to Purchaser, as of the Effective Date, that:

5.1.1 Seller has the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby.

5.1.2 Seller has taken all requisite action and obtained, or will obtain prior to the expiration of the Due Diligence Period, all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder.

5.1.3 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be duly authorized, executed and delivered by Seller. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

5.1.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound.

5.1.5 Survival. The representations and warranties set forth in this Section 5 shall not survive Closing of this transaction, and no action or claim may be brought against Seller by Purchaser or any affiliate of Purchaser with respect to a breach of such representations or warranties or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation or warranty made by Seller in this Agreement from and after the Closing.

5.1.6 Limitation on Remedies. Notwithstanding anything herein to the contrary, if Purchaser discovers prior to Closing that one or more of the representations and warranties under the provisions of this Section 5 are false or untrue as of the date of closing, Purchaser’s sole remedy will be to exercise its rights under the provisions of Section 10.4 hereof.

5.2 By Purchaser. Purchaser represents and warrants to Seller as of the Effective Date that:

5.2.1 Purchaser has the power, right and authority to enter into and perform all of the obligations required of Purchaser under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby

5.2.2 Purchaser is a corporation, partnership, limited liability company, trust or other type of business organization that is duly organized, validly existing and in good standing under the laws of the state in which it was organized and Purchaser is qualified to do business in the jurisdiction in which the Property is located.

5.2.3 Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Purchaser of its obligations hereunder.

5.2.4 This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser. This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms.

5.2.5 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser may be bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser or to the Property.

5.2.6 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or, to the best of Purchaser’s knowledge, contemplated by Purchaser.

5.2.7 There are no actions, suits, claims or other proceedings (collectively, “Litigation”) pending or, to the best of the Purchaser’s knowledge, contemplated or threatened against Purchaser that could affect the Purchaser’s ability to perform its obligations when and as required under the terms of this Agreement.

5.3 Broker. Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property, except that Seller has retained the services of Mission Capital Advisors, LLC (“Broker”), and Seller shall be solely responsible for paying the fees and commissions owed to Broker pursuant to a separate written agreement between Seller and Broker. No fees or commissions owed or alleged to be owed to the Broker shall in any way be the responsibility of Purchaser, and the sole responsibility of Seller shall be to pay Broker. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. This mutual indemnity shall survive Closing and any termination of this Agreement.

5.4 Property Condition.

5.4.1 Disclaimer. THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

5.4.2 Release of Claims. Without limiting the provisions of Section 5.4.1, Purchaser releases Seller from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section specifically includes any Claims under any Environmental Laws, under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., or with respect to any environmental risk. “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act ( 49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement.

5.4.3 Acknowledgment of Inspection. Purchaser acknowledges and agrees that (a) this Agreement gives Purchaser the opportunity to inspect the Property and its operation, (b) if this transaction is consummated, Purchaser will be purchasing the Property pursuant to Purchaser’s independent examination, study, inspection and knowledge of the Property, and (c) Purchaser is relying upon its own determination of the value and condition of the Property and not on any information provided or to be provided by Seller. Purchaser is relying solely upon its own inspections, investigations, research and analyses in entering into this Agreement and is not relying in any way upon any representations or warranties (except those expressly provided in Section 5), statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters. With respect to any Personal Property being conveyed hereunder, Purchaser shall not rely on any list of such property compiled by Seller, but rather, Purchaser shall compile its own list for review by Seller, which list, if approved by Seller, shall be countersigned by Seller as evidence of the list’s accuracy, and such list shall constitute the Personal Property to be conveyed to Purchaser at Closing.

5.4.4 RELEASE. PURCHASER HEREBY RELEASES SELLER AND ANY SERVICER, AGENT, REPRESENTATIVE, MANAGER, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

5.4.5 ASSUMPTION. EFFECTIVE AS OF THE DATE OF CLOSING, PURCHASER WILL ASSUME ALL OF SELLER’S LIABILITIES AND OBLIGATIONS WITH RESPECT TO THE SPACE LEASES, AND PERMITS (TO THE EXTENT SUCH PERMITS ARE ASSIGNED OR TRANSFERRED) ARISING AND ACCRUING FROM AND AFTER THE DATE OF CLOSING.

5.4.6 SURVIVAL. THE ACKNOWLEDGMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN THIS SECTION 5 WILL SURVIVE THE CLOSING.

5.4.7 PERSONAL PROPERTY; INTANGIBLE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO SELLER’S TITLE TO THE PERSONAL PROPERTY OR THE INTANGIBLE PROPERTY.

6. CONDITIONS PRECEDENT TO CLOSING.

6.1 Conditions for the Benefit of Purchaser. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

6.1.1 The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects, on and as of the date hereof and the Date of Closing as if the same were made on and as of such date.

6.1.2 Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder, unless performance thereof is waived by Purchaser.

6.1.3 There has been no material and adverse change to the condition of the Property since the last day of the Due Diligence Period.

6.2 Waiver of Conditions. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.

6.3 Conditions for the Benefit of Seller. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

6.3.1 Receipt by Seller of all requisite approvals including, but not limited to, the approval of servicers to the Seller or to the Seller’s sole member, (including, without limitation, the necessary committee approvals of CWCapital), trustee approval and all other approvals that may be required pursuant to any documents which govern Seller.

6.3.2 Receipt by Purchaser of any and all required consents to the transfer of any Assumed Contract, permit and/or Lease to be assigned to Purchaser at Closing.

6.4 Waiver of Conditions. Seller shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Seller unless it is in writing and executed by an authorized officer of Seller.

6.5 Failure of a Condition. In the event any of the conditions set forth in this Section are not fulfilled or waived by the party holding such waiver right, this Agreement shall terminate and all rights and obligations hereunder of each party shall be at an end and the Deposit shall be returned to the Purchaser, as the Purchaser’s sole remedy and neither party shall have any obligations to the other.

7. CLOSING COSTS AND PRORATIONS.

7.1 Purchaser’s Costs. Purchaser will pay the following costs of closing this transaction:

7.1.1 All recording fees and any and all state and county recordation, documentary or transfer taxes;

7.1.2 All premiums, fees and costs associated with the issuance of any Title Policy (except endorsements obtained by Seller to cure Title Objections and/or Survey Objections as referred to in Section 3) as well as for all premiums, fees and costs associated with the issuance of a mortgagee title insurance policy, and one-half ( 1/2) of the settlement fees and other charges of the Title Company due in connection with the closing of this transaction;

7.1.3 The cost of updating the Survey if so updated by Purchaser;

7.1.4 The fees and disbursements of Purchaser’s counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction;

7.1.5 Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any recordation or transfer taxes required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing; and

7.1.6 Any sales taxes payable with respect to any personal property included within the Property.

7.2 Seller’s Costs. Seller will pay the following costs of closing this transaction:

7.2.1 One-half ( 1/2) of the settlement fees and charges of the Title Company due in connection with the closing of this transaction;

7.2.3 The fees and disbursements of Seller’s counsel;

7.2.4 The fees of the Broker(s) referred to in Section 5.3, above; and

7.2.5 All release fees and other charges required to be paid in order to release from the Property the lien of any mortgage or other security interest which Seller is obligated to remove pursuant to the terms of this Agreement.

7.3 Prorations. All revenues and expenses, including, but not limited to rents and any other amounts paid by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, reimbursement of maintenance and repair expenses and normally prorated operating expenses billed or paid as of the Date of Closing shall be prorated as of 11:59 p.m., Washington, D.C. time, on the day before the Date of Closing and shall be adjusted against the Purchase Price due at Closing, provided that within sixty (60) days after Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Date of Closing, but not received or paid at that date.

7.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Date of Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year. If, as the result of an appeal of the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing, there is issued after Closing an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund issued, Seller shall be entitled to all such refunds relating to the period prior to Closing.

7.5 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom or ordinance in the jurisdiction in which the Property is located.

7.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 7 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

8. CLOSING AND ESCROW.

8.1 Seller’s Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

8.1.1 A deed, in the form attached hereto as Schedule 8.1.1 (the “Deed”), conveying title to Purchaser of the Property, subject only to the Permitted Exceptions.

8.1.2 Originals (if in Seller’s possession) of (a) all of the Leases and, if any, of all of the Assumed Contracts relating to the Property which Purchaser has elected to assume pursuant to the terms hereof or is deemed to have elected to assume, and all documents comprising the Intangible Property; and (b) an assignment of the Leases, the Intangible Property and, if applicable, the Assumed Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Schedule 8.1.2 (the “Assignment and Assumption Agreement”), conveying to Purchaser Seller’s rights, title and interest in and to the Leases, the Intangible Property and, if applicable, the Assumed Contracts attributable to the Property.

8.1.3 Originals (if in Seller’s possession) of (a) all Warranties then in effect, if any, with respect to the Property or to the Improvements or any repairs or renovations to such Improvements; and (b) an assignment of all such warranties and guarantees being conveyed hereunder, conveying to Purchaser Seller’s rights, title and interests in and to the Warranties attributable to the Property.

8.1.4 An affidavit pursuant to the Foreign Investment and Real Property Tax Act.

8.1.5 Appropriate evidence of authority, capacity and status of Seller as reasonably required by Title Company.

8.1.6 An “Owner’s affidavit”, in form reasonably acceptable to Seller and the Title Company and sufficient for the Title Company to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and, (c) matters not shown in the public records.

8.1.7 A settlement statement (the “Settlement Statement”), prepared by the Title Company.

8.1.8 A quit claim bill of sale in the form attached hereto as Schedule 8.1.9 (the “Bill of Sale”) transferring to Purchaser all of Seller’s right, title and interest in the Personal Property.

8.1.9 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.2 Purchaser’s Deliveries. At the Closing, Purchaser shall (a) pay Seller the Purchase Price as required by, and in the manner described in, Section 2 hereof, and (b) execute and deliver the following documents:

8.2.1 The Assignment and Assumption Agreement.

8.2.2 Evidence of Purchaser’s authority, and the authority of the person executing any documents at Closing on behalf of Purchaser, acceptable to Seller and the Title Company, to enter into the transactions contemplated by this Agreement.

8.2.3 The Settlement Statement.

8.2.4 The Bill of Sale.

8.2.5 Such other documents, certificates and other instruments as may be reasonably required to consummate the transaction contemplated hereby.

8.3 Possession. Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

8.4 Escrow Closing. Purchaser and Seller (or their respective counsel on behalf of Purchaser and Seller) shall execute letters of escrow closing instructions (the “Closing Instructions”) consistent with this Agreement which will provide that, on the Date of Closing: (a) Seller and Purchaser shall each deposit with the Title Company all of the documents and instruments described in Sections 8.1 and 8.2, above (the “Closing Documents”); and (b) Purchaser shall deposit with the Title Company the balance of the Purchase Price required to be paid after application of the Deposit thereto and all prorations, adjustments and credits required to be made under this Agreement, (the “Adjusted Purchase Price”), all of which shall be set forth on, and mutually agreeable pursuant to, a settlement statement executed by both Purchaser and Seller at Closing. Upon receipt of the Adjusted Purchase Price, and the satisfaction of all other conditions set forth in the Closing Instructions, the Title Company shall be authorized and directed to disburse the Adjusted Purchase Price and Deposit to Seller or its designee(s), record the Deed among the land records of Clayton County, Georgia, and release the remaining Closing Documents to the appropriate parties, all in strict accordance with the Closing Instructions.

9. DAMAGE, DESTRUCTION AND CONDEMNATION.

9.1 Casualty. Except as provided herein, Seller assumes all risk of loss or damage to the Property by fire or other casualty until the Deed is properly recorded among the appropriate public records. If at any time on or prior to the Date of Closing any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give written notice thereof to Purchaser. If the estimated cost to repair the damage or destruction exceeds $250,000 as reasonably estimated by Seller, Purchaser shall have the right to terminate this Agreement by written notice to Seller written ten (10) days following the date upon which Purchaser receives Seller’s written notice of the destruction or damage. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, or if the cost of repair is equal to or less than $250,000, this Agreement shall remain in full force and effect and the parties shall proceed to Closing without any reduction or adjustment in the Purchase Price.

9.2 Condemnation. In the event, at any time on or prior to the Date of Closing, any action or proceeding is filed, under which the Property, or any portion thereof, may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain, Seller shall promptly give written notice thereof (which notice shall describe the type of action being taken against the Property, and which portions of the Property will be affected thereby) to Purchaser. If the taking would substantially prevent the Purchaser from continuing the existing use of the Property, then the Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days following the date upon which Purchaser receives Seller’s written notice of such action or proceeding. If Purchaser does not elect to so terminate this Agreement within said ten (10) day period, this Agreement shall remain in full force and effect and the parties shall proceed to closing without any reduction or adjustment in the Purchase Price, except that all condemnation proceeds will be assigned to Purchaser.

10. FAILURE OF CONDITIONS PRECEDENT; DEFAULT AND REMEDIES.

10.1 Failure of Conditions Precedent. If any of the conditions precedent stated in Article 6 have not occurred or been satisfied on or before the Date of Closing, Purchaser or Seller may: (a) terminate this Agreement by written notice to the appropriate party on or before the Date of Closing, in which event the appropriate party shall be entitled to a full refund of the Deposit or (b) to waive such conditions precedent and proceed to Closing.

10.2 Purchaser Default. If Purchaser is in default of one or more of Purchaser’s obligations under this Agreement other than a failure to timely close, then Seller may give notice to Purchaser (with a copy to Title Company) specifying the nature of the default. Purchaser shall have five (5) Business Days after receiving that notice, but in no event beyond the Date of Closing, within which to cure that default. If Purchaser fails to cure that default within that period, then Seller’s sole remedy for such default shall be to terminate this Agreement by giving notice of such termination to Purchaser (with a copy to Title Company) and receive the Deposit as liquidated damages. If Seller does so terminate this Agreement, then Title Company shall pay the Deposit to Seller.

10.3 SELLER AND PURCHASER AGREE THAT PAYMENT OF THE DEPOSIT TO SELLER UNDER THIS SECTION 10 SHALL BE AS LIQUIDATED DAMAGES AND NOT AS A PENALTY.

10.4 Seller Default. In the event Seller shall: (a) fail to sell, transfer and assign the Property to Purchaser in violation of the terms of this Agreement, and/or (b) fail to perform any other material obligation of Seller hereunder, and/or (c) intentionally breach any warranty made or granted by Seller under this Agreement, which breach is not cured by the Date of Closing and/or (d) have intentionally misrepresented any fact, or any of the representations of Seller contained herein are not true, accurate or complete in any material respect, Purchaser shall as its sole and exclusive remedy, be entitled to either: 1) declare this Agreement to be null and void and demand and receive the return of the Deposit whereupon, neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein; or 2) to request reimbursement from the Seller of the reasonable out-of-pocket expenses incurred by the Purchaser solely in connection with this Agreement (not including any fees, charges or expenses of any kind for any financing being procured by the Purchaser) from the Effective Date until Notice of Seller’s Default, not to exceed $5,000.00. Purchaser specifically waives any and all right (i) to file or record any lis pendens or any other lien or encumbrance against the Property; (ii) to specific performance or other equitable relief; or (iii) to consequential or punitive damages.

10.4.1 Waiver of Default. If the Purchaser does not duly notify Seller of the default or does not give Seller a notice of termination hereunder, then (i) the default shall be treated as waived by the Purchaser and (ii) at Closing, Purchaser shall accept the Property subject to the default without any reduction in the Purchase Price and without any Claims against Seller on account of the default.

10.5 Termination. Upon any termination of this Agreement pursuant to any right of a party to terminate set forth in this Agreement, (a) the Deposit shall be paid over to the party entitled to the same, (b) all documents deposited by Purchaser and Seller into escrow shall be returned by the escrow agent to the party depositing the same, and (c) all copies of all Property Documents provided to Purchaser by Seller shall be returned to Seller, whereupon the parties will have no continuing liability to each other unless otherwise expressly stated in any provision of this Agreement.

10.6 Attorneys’ Fees. Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party for breach of such party’s obligations under this Agreement, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees. The “prevailing party” shall be determined by the court hearing such matter.

11. NOTICES. Any notice required or permitted to be given hereunder may be served by a party or its attorney and must be in writing and shall be deemed to be given when (a)

hand delivered, or (b) one (1) business day after pickup by United Parcel Service (Overnight) or Federal Express, or another similar overnight express service, or (c) transmitted by telecopy or facsimile, provided that confirmation of the receipt of same is noted upon transmission of same by the sender’s telecopy machine, and a counterpart of such notice is also delivered pursuant to one of the two manners specified in Sections 11(a) or 11(b), above, in any case addressed to the parties at their respective addresses set forth below:

If to Seller:		7444 & 7445 Hanover Parkway Holdings, LLC
c/o CWCapital Asset Management LLC
111 S. Calvert Street
Baltimore, MD 21202
Attention: Andrew Hundertmark
Fax No.: 410-500-4399

With a copy to:		Venable LLP
575 7th Street, NW
Washington, DC 20004
Attention: Wallace Christner, Esq.
Fax No.: 202-344-8300

If to Purchaser:		c/o KBS Capital Advisors, LLC
11150 Santa Monica Blvd., Suite 400
Los Angeles, CA 90025
Attn: James Rodgers
Phone: 424.208.8102
Fax: 310.432.2119

and

c/o KBS Capital Advisors, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: James Chiboucas
Phone: 949.417.6555
Fax: 949.417.6523

With a copy to:		Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, CA 92614
Attn: L. Bruce Fischer, Esq. and Scott A. Morehouse, Esq.
	Phone:	949.399.7145 (L. Bruce Fischer)
949.399.7135 (Scott Morehouse)
Fax: 949.399.7001

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 11 to the other party. Telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement.

12. MISCELLANEOUS.

12.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

12.2 Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the state in which the Land is located.

12.4 Assignability. Purchaser may not directly or indirectly assign or transfer any of Purchaser’s rights, obligations and interests under this Agreement, to any person or entity without the prior written consent or approval of Seller, which consent or approval must be requested in writing and received by the Seller within five (5) business days prior to the Date of Closing and which consent may be given in Seller’s sole and absolute discretion, provided, however, that Seller hereby consents to Purchaser’s assignment of Purchaser’s rights, obligations and interests under this Agreement to an entity in which Purchaser maintains a controlling economic interest, so long as notice of said assignment is provided within five (5) business days prior to the Date of Closing.

12.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

12.6 No Public Disclosure. Prior to Closing, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written consent of Purchaser and Seller.

12.7 Captions; Interpretation. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement.

12.8 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

12.9 Time of Essence. Time is of the essence with respect to the performance of the obligations of Seller and Purchaser under this Agreement.

12.10 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

12.11 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

12.12 Proper Execution. This Agreement shall have no binding force and effect on either party unless and until both Purchaser and Seller shall have executed and delivered this Agreement.

12.13 Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

12.14 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” shall mean any local or federal holiday on which post offices are closed in the District of Columbia.

12.15 Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, advisor, affiliate, servicer or agent of or in Seller, Purchaser or any affiliate of any of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. The limitations of liability contained in this paragraph will survive the termination of this Agreement or the Closing, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

12.16 Back-Up Contracts. Notwithstanding anything herein to the contrary, Seller reserves the right to continue marketing the Property for sale and to entertain letters of intent regarding the sale of the Property while this Agreement is outstanding, provided Seller shall not enter into any binding back-up agreements with respect to the sale of the Property for so long as this Agreement is in force.

13. ESCROW AGREEMENT

13.1 Deposit. Title Company agrees to deposit the Deposit in an interest bearing account, subject to the receipt from Purchaser of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Upon written notification from Seller or Purchaser in accordance with the terms of this Agreement, Title Company shall release the funds in accordance with and pursuant to the written instructions. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Title Company to justify its doing so, Title Company shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

13.2 Title Company. Seller and Purchaser covenant and agree that in performing any of its duties under this Agreement, Title Company shall not be liable for any loss, costs or damage which it may incur as a result of serving as Title Company hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Accordingly, Title Company shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Title Company shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

13.3 Indemnity. Seller and Purchaser hereby agree to indemnify and hold harmless Title Company against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys' fees and disbursements which may be imposed upon or incurred by Title Company in connection with its serving as Title Company hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. The provisions of this Section 13.3 shall survive a termination of this Agreement.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, effective as of the date first set forth above.

SELLER:

7444 & 7445 Hanover Parkway Holdings,

LLC, a Maryland limited liability company

By: U.S. Bank, N.A. as successor to Wells

Fargo Bank, N.A., as Trustee for the

registered holders of Wachovia Bank

Commercial Mortgage Trust, Commercial

Mortgage Pass-Through Certificates, Series

2005-C16, sole member

By: CWCapital Asset Management LLC

solely in its capacity as Special Servicer

By:	/s/ Danny Balkam
Name:	Danny Balkam
Title:	Vice President

[Signature Pages Continue]

PURCHASER:

KBS SOR VILLAGE OVERLOOK, LLC, a Delaware limited liability company

By:	KBS SOR ACQUISITION II, LLC,
a Delaware limited liability company, its sole member

	By:	KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation, general partner

				By:	/s/ Keith D. Hall
Keith D. Hall
Chief Executive Officer

[Signature Pages Continue]

Acceptance by Title Company:

First American Title Insurance Company

By:
Name:
Title:

SCHEDULE 8.1.1

Form of Deed

Prepared by:

Morgan, Lewis & Bockius LLP

5 Park Plaza, Suite 1750

Irvine, CA 92614

Attn: Scott A. Morehouse

State of

County of

LIMITED WARRANTY DEED

THIS LIMITED WARRANTY DEED (this “Deed”) is made and entered into effective as of July 30, 2010 by and between 7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company, whose address is c/o CWCapital Asset Management LLC, 701 Thirteenth Street, N.W., Suite 1000, Washington, D.C. 20005, party of the first part, hereinafter referred to as “Grantor” and KBS SOR Village Overlook, LLC, a Delaware limited liability company, whose address is /o KBS Capital Advisors, LLC, 11150 Santa Monica Blvd., Suite 400, Los Angeles, CA 90025, party of the second part.

WITNESSETH:

THAT Grantor has for and in consideration of Ten and No/100 Dollars ($10.00), and for other good and valuable consideration, in hand paid at and before the sealing and delivering of the presents, the receipt sufficiency of which are hereby acknowledged, GRANTED, BARGAINED AND SOLD and does hereby GRANT, BARGAIN, SELL AND CONVEY, unto Grantee, its successors and assigns forever, the property situated in Clayton County, Georgia, and more particularly described on Exhibit A attached hereto.

TO HAVE AND TO HOLD said above described property, together with all improvements thereon and all appurtenances thereunto appertaining, unto Grantee, its successors and assigns forever IN FEE SIMPLE, and Grantor does hereby warrant and defend the Property unto Grantee, its successors and assigns against all persons lawfully claiming by, through or under Grantor, but not otherwise.

This conveyance is made subject, however, to: the permitted encumbrances set forth on Exhibit B attached hereto; liens for the ad valorem taxes assessed against said property for the subsequent tax years, which Grantee assumes and agrees to pay; and all applicable building, zoning and health enactments.

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has hereunto set its hand, under seal as of the day and year first above written.

GRANTOR:

Signed, sealed, and delivered in the presence of	7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company

Unofficial Witness	By: US Bank, N.A., successor by as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2005-C16, sole member

By: CWCapital Asset Management, LLC solely in its capacity as Special Servicer
Unofficial Witness

By:
Name:
Title:

State of	)
	)	To Wit:
County of	)

On this          day of             , 2010, before me, the undersigned Notary Public in and for said County and State, personally appeared                     , the                      of CWCapital Asset Management, LLC, solely in its capacity as Special Servicer for U.S. Bank, N.A., as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2005-C16, sole member of 7444 & 7445 Hanover Parkway Holdings, LLC, to me personally known, who being by me duly sworn did say that he is the                      of CWCapital Asset Management, LLC and that said Assignment was signed on behalf of said CWCapital Asset Management, LLC, solely in its capacity as Special Servicer, by proper authority, and acknowledged said Assignment to be the free act and deed of said CWCapital Asset Management, LLC, solely in its capacity as Special Servicer.

WITNESS my hand and notarial seal, subscribed and affixed to in said County and State, the day and year in this certificate above written.

Notary Public

My Commission Expires:
(Affix Notarial Seal)

EXHIBIT “B”

Permitted Encumbrances

1.	All outstanding taxes and assessments, and any additional taxes which result from a reassessment of the Property

2.	Rights of tenants in possession under unrecorded leases

3.	All matters shown on recorded plat filed in Plat Book 27, Page 45

4.	Terms and conditions of Easement Agreement between 675 Industrial Park, Ltd. And Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 88

5.	Easements in favor of Georgia Power Company, as follows:

(a)	Dated July 24, 1947, recorded in Deed Book 56, Page 93;

(b)	Dated October 11, 1947, recorded in Deed Book 57, Page 336;

(c)	Dated July 19, 1951, recorded in Deed Book 89, Page 349;

(d)	Dated February 16, 1955, recorded in Deed Book 124, Page 250;

(e)	Dated October 5, 1960, recorded in Deed Book 231, Page 523;

(f)	Dated August 12, 1991, recorded in Deed Book 1730, Page 612; and

(g)	Recorded in Deed Book 1844, Page 317

6.	A portion of the Property abuts Interstate 675, which is a limited access way with rights of access limited to those points designated by the Department of Transportation of the State of Georgia

7.	Rights of access conveyed in Declaration of Taking, Department of Transportation vs. 0.658 acres of land and William Stuart Evans, Sr., et al, dated October, 1981, recorded in Deed Book 1048, Page 740

8.	Rights of access conveyed in Declaration of Taking, Department of Transportation vs. 19.945 acres of land and certain easement rights and Patricia Champion Frist, as Trustee, et al, dated June 25, 1981, recorded in Deed Book 1039, Page 734

9.	Non-Exclusive Reciprocal Access Easement Agreement by and between Fund IV and Fund V Associates and Fund V and Fund VI Associates dated September 29, 2003, filed October 1, 2003, recorded in Deed Bok 6942, Page 57

THE FOLLOWING AFFECT APPURTENANT EASEMENT PROPERTY AS DESCRIBED IN EASEMENT AGREEMENT RECORDED IN DEED BOOK 1698, PAGE 88:

10.

Recorded Lease Agreement between The Vlass-Fotos Group, Ltd. And The Kroger Co., dated January 31, 1991, and Lease between the aforesaid parties dated as of January 31, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 168; as amended by First Amendment dated April 3, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page

177; as assigned and assumed by Assignment and Assumption of Lease between The Vlass-Fotos Group, Ltd. and Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 180; as affected by Ratification and Adoption of Lease and Lease Agreement by Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 187; as further amended by Second Amendment dated October 28, 1991, filed November 20, 1991, recorded in Deed Book 1748, Page 486

11.	Agreement among Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates and Bill Mabros and Gregory G. Kopanezos, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 145

12.	Declaration of Restrictive Covenants by 675 Industrial Park, Ltd., dated April 4 , 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 77

13.	Declaration of Restrictive Covenants by Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 192; as amended by First Amendment dated March 2, 1992, filed April 15, 1992, recorded in Deed Book 1784, Page 261

14.	Declaration of Restrictive Covenants by Citizens and Southern Trust Company (Georgia), N.A., as Agent for Fund III and Fund IV Associates, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 104, refilled April 16, 1991 in Deed Book 1700, Page 261

15.	Declaration of Restrictive Covenants by Bill Mabros and Gregory G. Kopanezos, dated April 4, 1991, filed April 4, 1991, recorded in Deed Book 1698, Page 111

16.	Easement in favor of Georgia Power Company, dated February 5, 1952, recorded in Deed Book 92, Page 475

17.	Easements as contained within Right of Way Deed in favor of State Highway Department of Georgia, as follows:

(a)	Dated September 12, 1951, recorded in Deed Book 91, Page 332; and

(b)	Dated September 18, 1951, recorded in Deed Book 91, Page 330

18.	All valid zoning ordinances

SCHEDULE 8.1.2

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, (this “Assignment and Assumption Agreement”) dated July     , 2010, by and between 7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company, having an address at c/o CWCapital Asset Management LLC, 701 Thirteenth Street, N.W., Suite 1000, Washington, D.C. 20005 (“Assignor”), and KBS SOR Village Overlook, LLC, a Delaware limited liability company, having an address of 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 (“Assignee”).

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement (the “Agreement”) dated July     , 2010 for the sale and purchase of certain “Property”, consisting of certain “Real Property” (as more particularly described in Exhibit A), “Personal Property”, the “Leases”, and “Assigned Property” (as more particularly described in this Assignment and Assumption Agreement), as said terms are defined in the Agreement;

WHEREAS, Assignor desires to quitclaim unto Assignee all of Assignor’s right, title and interest in and to the Assigned Property as hereinafter provided; and

WHEREAS, Assignee desires to assume the duties and obligations of Assignor with respect to the Assigned Property.

NOW, THEREFORE, in accordance with the Agreement and in consideration of the sum of Ten Dollars ($10.00), the sufficiency and receipt of which are hereby acknowledged, the parties do hereby covenant and agree as follows and take the following actions:

1. Assignor does hereby quitclaim unto Assignee all of the Assignor’s right, title and interest in and to the following property to the extent the same is transferable by Assignor (collectively, the “Assigned Property”):

(a) any and all leases, tenancies, licenses and other rights of occupancy or use of or for any portion of the Real Property (including all amendments, renewals and extensions thereof), in effect as of the date of this Assignment and Assumption Agreement (collectively, the “Leases”);

(b) any and all licenses, permits, authorizations, certificates of occupancy and other approvals that are in effect as of the date of this Assignment and Assumption Agreement and necessary for the current use and operation of the Property (collectively, the “Permits”);

(c) any and all warranties, telephone exchange numbers, architectural or engineering plans and specifications, and development rights that exist as of the date of this Assignment and Assumption Agreement and relate to the Real Property or the Personal Property (collectively, the “General Intangibles”);

(d) any and all rights to the name of the improvements upon the Real Property (the “Name”); and

(e) any and all utility deposits held on behalf of Seller by utility companies with respect to the Property (collectively, the “Utility Deposits”).

In addition, if and to the extent required by applicable law, Assignor does hereby quitclaim unto Assignee all of Assignor’s right, title, and interest in and to any and all refundable tenant deposits (and required interest thereon, if any) in Assignor’s possession with respect to the Leases as of the date of this Assignment and Assumption Agreement (collectively, the “Tenants’ Deposits”). “Assigned Property” means the Leases, the Permits, the General Intangibles, the Name, the Utility Deposits, and, if and to the extent quitclaimed hereunder, the Tenants’ Deposits.

2. THE ASSIGNED PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE ASSIGNED PROPERTY OR ASSIGNOR’S TITLE THERETO. ASSIGNEE IS HEREBY THUS ACQUIRING THE ASSIGNED PROPERTY BASED SOLELY UPON ASSIGNEE'S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR'S AGENTS OR CONTRACTORS.

3. Assignee hereby accepts the foregoing assignment of the Assigned Property and hereby assumes all duties and obligations of Assignor with respect to (a) Leases for the period on and after the date of this Assignment and Assumption Agreement, and (b) any and all refundable deposits paid by tenants and contractors (and required interest on those deposits, if any) under the Leases as of the date hereof, solely to the extent Assignee has actually received those deposits or interest or a credit therefore at Closing. Assignee shall defend, indemnify and hold harmless Assignor from and against any and all “Claims” asserted against or incurred by Assignor in connection with (a) any acts or omissions, on or after the date of this Assignment and Assumption Agreement, with respect to the Assigned Property, and/or (b) the deposits and interest assumed by Assignee hereunder. “Claims” means claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys’ fees, whether suit is instituted or not).

4. This Assignment and Assumption Agreement shall be (a) binding upon, and inure to the benefit of, the parties to this Assignment and Assumption Agreement and their respective heirs, legal representatives, successors and assigns, and (b) construed in accordance with the laws of the jurisdiction in which the Real Property is located, without regard to the application of choice of law principles, except to the extent such laws are superseded by federal law.

IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been signed and delivered by the parties as of the date first above written.

ASSIGNOR:

7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company

By: U.S. Bank, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2005-C16, sole member

By: CWCapital Asset Management LLC solely in its capacity as Special Servicer

By:
Name:
Title:

[Signature Pages Continue]

ASSIGNEE:

KBS SOR VILLAGE OVERLOOK, LLC, a Delaware limited liability company

By:	KBS SOR ACQUISITION II, LLC,
a Delaware limited liability company, its sole member

	By:	KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation, general partner

By:
Keith D. Hall
Chief Executive Officer

SCHEDULE 8.1.9

Form of Bill of Sale

QUITCLAIM BILL OF SALE

7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company (“Assignor”), in accordance with the Purchase and Sale Agreement (the “Agreement”) dated July     , 2010 and in consideration of the sum of Ten Dollars ($10.00) (the sufficiency and receipt of which are hereby acknowledged), does hereby quitclaim unto KBS SOR Village Overlook, LLC, a Delaware limited liability company (“Assignee”), all of Assignor’s right, title and interest in and to all of the furniture, furnishings, fixtures, equipment and other tangible personal property that is now affixed to and/or located at the Real Property described in Exhibit A and used in connection with the management, operation, or repair of that Real Property (collectively, the “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Assignee and Assignee’s heirs, legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY IS BEING QUITCLAIMED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PERSONAL PROPERTY OR ASSIGNOR’S TITLE THERETO. ASSIGNEE IS HEREBY THUS ACQUIRING THE PERSONAL PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF THAT PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS. ASSIGNOR HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PERSONAL PROPERTY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have signed and delivered this Bill of Sale as of July     , 2010.

ASSIGNOR:

7444 & 7445 Hanover Parkway Holdings, LLC, a Maryland limited liability company

By: U.S. Bank, N.A. as successor to Wells Fargo Bank, N.A., as Trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2005-C16, sole member

By: CWCapital Asset Management LLC solely in its capacity as Special Servicer

By:
Name:
Title:

[Signature Pages Continue]

ASSIGNEE:

KBS SOR VILLAGE OVERLOOK, LLC, a Delaware limited liability company

By:	KBS SOR ACQUISITION II, LLC,
a Delaware limited liability company, its sole member

	By:	KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation, general partner

By:
Keith D. Hall
Chief Executive Officer